Exhibit 99.1
News Release
Amkor Announces Pricing of $240 Million of its 6.00% Convertible Senior Subordinated Notes due 2014
CHANDLER, Ariz., March 26, 2009 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has priced its offering of $240 million aggregate principal amount of its 6.00% Convertible Senior Subordinated Notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to Mr. James J. Kim, Amkor’s Chairman and Chief Executive Officer and largest shareholder, and certain entities controlled by Mr. Kim. Mr. Kim and his affiliates have agreed to purchase $150 million of the notes. In connection with such investment, Mr. Kim and his affiliates have agreed to enter into a voting agreement with Amkor restricting the voting of shares of Amkor acquired by Mr. Kim or his affiliates upon conversion of the notes. The offering is expected to close on April 1, 2009, subject to satisfaction of customary closing conditions. Amkor also granted to the initial purchasers of the notes an option to purchase up to an additional $10 million aggregate principal amount of notes solely to cover over-allotments.
The notes will be unsecured obligations of Amkor, will be subordinated to the prior payment in full of all of Amkor’s senior debt and will rank equally with all of Amkor’s current and future senior subordinated debt. Interest will be payable semi-annually at a rate of 6.00% per annum on April 15 and October 15 of each year, commencing October 15, 2009. The notes will be convertible, subject to certain conditions, into shares of Amkor’s common stock at an initial conversion rate of 330.6332 shares of common stock per $1,000 aggregate principal amount of notes (which is equivalent to an initial conversion price of approximately $3.02 per share), subject to adjustment upon occurrence of certain events. This represents a conversion premium of approximately 15% relative to the closing bid price of Amkor’s common stock on the Nasdaq Global Select Market on March 26, 2009, which was $2.63.
Amkor expects to use the net proceeds of the offering to repay, repurchase or otherwise retire existing debt and for general corporate purposes.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities (including the shares of Amkor’s common stock into which the notes are convertible), nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Company Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com